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                                                          EXHIBIT 10.1


                     DELTA BEVERAGE GROUP, INC. AND SUBSIDIARIES

                          AMENDED AND RESTATED PHANTOM PLAN

                                                       Dated:  December 31, 1997

     1. PURPOSE OF THE PLAN. The purpose of the Delta Beverage Group, Inc. and Subsidiaries Phantom Plan (the "Plan") is to enable Delta Beverage Group, Inc. and its subsidiaries (the "Company") to provide an incentive to eligible employees whose present and potential contributions are important to the continued success of the Company and to enable the Company to enlist and retain in its employ the best available talent for the successful conduct of its business. It is intended that this purpose will be effected through the granting of phantom shares.

     2.   DEFINITIONS.  As used herein, the following definitions shall apply:

          (a) "ACCOUNT" means the bookkeeping account established for a Participant on the Company's general ledger to record a Participant's benefit under this Plan.

          (b) "AVERAGE OPERATING CASH FLOW" means the average of the three most recent fiscal year's Operating Cash Flow. In the event of an acquisition of a new operating business, Average Operating Cash Flow shall be adjusted for the year of acquisition and the next following year. The adjustment to the Average Operating Cash Flow for the fiscal year in which the acquisition occurred shall be equal to the Operating Cash Flow of the new business, on a pro forma basis, for the 12-month period ending on the last day of the fiscal year for the Company in which the acquisition occurred ("Year One"). The adjustment to the Average Operating Cash Flow for the fiscal year following the year of the acquisition shall be equal to the average of the Operating Cash Flow of the new business for that year and Year One.

          (c) "BASE VALUE" means the Equity Value as of the beginning of the fiscal year during which the Board granted the Phantom Shares or when Deemed Purchases are made by eligible employees.

          (d)  "BOARD" means the Board of Directors of the Company.

          (e) "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          (f) "COMMITTEE" means the Committee referred to in Section 4 of the Plan.

          (g)  "COMMON STOCK" means the Common Stock of Delta Beverage
     Group, Inc.

          (h) "COMPANY" means Delta Beverage Group, Inc., a corporation organized under the laws of the State of Delaware and its subsidiary corporations.

          (i) "DEEMED PURCHASES" means those Phantom Shares purchased by Participants with deferred bonuses as permitted by the Board in its sole discretion.

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          (j)  "DEEMED SHARES OUTSTANDING" means as of December 31, 1993, one million (1,000,000) shares. Because shareholders may invest additional capital or withdraw capital through a redemption, merger or similar transaction (but not dividends), it will be necessary to adjust the number of Deemed Shares Outstanding. Therefore, the Board will increase annually the Deemed Shares Outstanding as of the beginning of the fiscal year to reflect any shareholder capital contributions during the fiscal year and decrease annually the Deemed Shares Outstanding as of the beginning of the fiscal year to reflect any shareholder capital withdrawals during the fiscal year. The adjustments to the number of Deemed Shares Outstanding shall be reflected by considering the value of the shareholder capital contribution or withdrawal as a percent of the Equity Value of the Company immediately before the capital contribution. If in the Board's sole discretion, it determines that a similar shareholders' equity transaction has occurred for which this paragraph does not explicitly address, it can cause an increase or decrease in Deemed Shares Outstanding.

          (k) "DETERMINATION DATE" means the last day of the Company's fiscal year preceding the Event of Distribution. The first
     Determination Date shall be December 31, 1993.

          (l)  "DIRECTOR" means a member of the Board.

          (m) "DISABILITY" means disability as determined under procedures established by the Board for purposes of this Plan.

          (n) "DISTRIBUTION PER SHARE" means the aggregate dividends declared and distributed during the fiscal year by the Company for the fiscal year, divided by the Deemed Shares Outstanding as of the beginning of the fiscal year.

          (o) "EQUITY VALUE" means the Average Operating Cash Flow of the Company multiplied by the Multiplier plus any Excess Cash less any liability represented by debt (other than debt reflected on the financial statements of the Company to reflect payments due under the
     Plan) and Preferred Stock outstanding for the fiscal year ending on a Determination Date. To the extent the entire Operating Cash Flow of the New Orleans joint venture is included in determining Operating Cash Flow, an adjustment will be made to remove the value of the minority interest in the joint venture pursuant to the partnership agreement from Equity Value. The same methodology which is used for determining the Equity Value shall be used in determining the value of the minority interest in the joint venture, as applied by the Board in its sole discretion; PROVIDED, HOWEVER, that the value of the minority interest in the joint venture shall not be less than the value at which such interest is carried in the audited financial statements of the Company for the relevant year. For purposes of determining Base Value, Equity Value shall be determined using the Average Operating Cash Flow for the three years ending immediately before the year of the grant of the Phantom Share Awards.

          (p) "EQUITY VALUE PER SHARE" means the Equity Value divided by Deemed Shares Outstanding.

          (q) "EVENT OF DISTRIBUTION" means the occurrence of the earlier of one of the following events which will cause a participant's Account to be distributed:

               i)   Death;

               ii)  Disability;

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               iii) Involuntary Termination by the Company without cause;

               iv)  Voluntary Termination;

               v)   Retirement at or after age 65; or

               vi) Inservice Distribution pursuant to the provisions of paragraph 7 hereof.

          (r) "EXCESS CASH" means the cash accumulated by the Company in excess of the amount determined necessary by the Board (in its sole discretion) for current operating needs and/or as required under the Company's debt covenants.

          (s) "MULTIPLIER" shall be the factor set by the Board from time to time which, in its sole discretion, most appropriately reflects the value of the Company. The Multiplier factor will initially be set at 7.

          (t) "NET WORKING ASSETS" shall mean current assets less current liabilities as these items are classified under generally accepted accounting principles except as provided herein. Specifically excluded from current assets are cash and cash equivalents, short-term investments and deferred tax assets. Specifically excluded from current liabilities is current maturities of long-term debt (including long-term debt which reflects payments due under the Plan) and tax liabilities.

          (u) "OPERATING CASH FLOW" means Operating Earnings plus depreciation, plus or minus the change in Net Working Assets for the period ending on the Determination Date.

          (v) "OPERATING EARNINGS" shall mean income from operations before amortization, interest, income taxes, management fees and nonrecurring expenses.

          (w) "PARTICIPANT" means any officer or key employee of the Company who has been selected by the Board to receive an award under this Plan.

          (x) "PHANTOM SHARE(S)" means the phantom share(s) awarded to Participants under Section 6 below.

          (y) "PLAN" means the Delta Beverage Group, Inc. and Subsidiaries Phantom Plan, as hereinafter amended from time to time.

     3. ELIGIBLE PARTICIPANTS. Any officer or other key employee of the Company, a subsidiary of the Company or any entity which has entered into a management agreement with the Company (each a "Participating Entity"), whom the Board deems to have the potential to contribute to the future success of the Company (an "Eligible Participant") shall be eligible to receive awards under the Plan.

     4.   ADMINISTRATION.

          (a) COMMITTEE. The Plan shall be administered by the Board or, if established by the Board, by a committee appointed by the Board of Directors (the "Committee"). If appointed, the Committee shall have all of the rights and responsibilities of the Board under the Plan. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board. Vacancies on the Committee, however caused,

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     shall be filled by the Board.  The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the Committee approved at a meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be valid acts of the Committee. Awards to officers of the Company shall be made upon approval by the Board or, if the Committee is given general authority to do so by the Board, upon approval by the Committee without review by the Board.

          (b) AUTHORITY. Subject to the general purposes, terms and conditions of the Plan, the Board shall have full power to implement and carry out the Plan including, but not limited to, the following:

               i) to select the individuals to whom Phantom Share Awards may be granted hereunder from time to time;

               ii) to determine whether and to what extent Phantom Share Awards are granted hereunder;

              iii) to determine if Participants may purchase Phantom Shares with deferred bonuses;

               iv)  to approve forms of agreement for use under the Plan;

                v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Phantom Share Award based in each case on such factors as the Board shall determine, in its sole discretion);

               vi) to determine whether and under what circumstances the Board needs to exercise its discretion to implement action granted it by Section 7 of this Plan; and

              vii) to adjust the Multiplier applied to the Average Operating Cash Flow in determining Equity Value in the event of a change in the economic or other conditions affecting the Company's value.

          (c) To assist the Board in understanding how it is intended that this Plan is to function, a hypothetical example titled "Schedule A:
     Example" is attached. The method for calculating the Base Value as of December 31, 1993 is included within Schedule A.

          The Board shall have the sole authority to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations shall be binding and conclusive on all parties.

     5. DURATION OF THE PLAN. The Plan shall remain in effect until terminated in writing by the Board under the terms of the Plan.

     6.   PHANTOM SHARE AWARDS.

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          (a)  PROCEDURE.  The Board, in its sole discretion, may grant phantom share award(s) (the "Phantom Share Award(s)") to Eligible Participants. The Board, in its sole discretion, may also permit Participants to enter into Deemed Purchases of additional Phantom Shares with deferred bonuses. When a Deemed Purchase occurs, the Company will then become obligated for the Phantom Stock Award Base Value for the number of Phantom Shares deemed to have been purchased by the Participant and the obligation of the Company for deferred bonuses will be reduced by the amount of the Deemed Purchase price of the Phantom Shares.

          Each Phantom Share Award shall be evidenced by a written Phantom Share Award Certificate which shall be in such form and contain such provisions as the Board shall from time to time deem appropriate. The following terms and conditions shall apply to each Phantom Share
     Award:

               i) PHANTOM SHARE AWARD BASE VALUE. Each Phantom Share Award shall have a fixed value on the date of the grant equal to the Equity Value Per Share as of the Determination Date preceding the date of the grant multiplied by the number of Phantom Shares granted in the Award ("Phantom Share Award Base Value"). The Participant shall not be entitled to payment of the Phantom Share Award Base Value awarded to him or her. The Participant shall be entitled only to have credited to his or her Account the increase in the value of his or her Phantom Shares over the Phantom Share Award Base Value until the occurrence of an Event of Distribution.

               ii) VESTING PERIOD. Each Phantom Share Award other than Deemed Purchases under Section 6(a), shall be subject to a vesting restriction. A Phantom Share Award shall be one hundred percent (100%) vested on the earlier of the third anniversary of the date of the grant of the Phantom Share Award, upon the Participant's death, Disability, involuntary termination, or retirement at age 65.

               Notwithstanding the above, all Phantom Share Awards shall be 100% vested upon the sale of the stock or substantially all of the assets of the Company or the occurrence of an event that results in a change of stock ownership of greater than 50% from the shareholder of records as of the Effective Date, excluding purchases by the Pohlad Companies, its shareholders or their family members, or its affiliates.

               iii) PAYMENT AND FORM OF PAYMENT. A Participant's right to payment of the amounts credited to his or her Phantom Share Award Account shall occur upon an Event of Distribution. Payment of a Participant's Phantom Share Award Account shall be made in five
          (5) substantially equal installments after an Event of Distribution. The first installment shall be made within sixty
          (60) days after the occurrence of an Event of Distribution. Interest shall be credited to a Participant's Account commencing on the first anniversary of the date of the first installment payment from the Participant's Account. Interest shall be credited at the reference rate charged by Company's principal lender in effect on each anniversary of the date of the first installment payment from the Participant's Account. The Board may, in its sole discretion, accelerate payment of the Participant's Account subject to all federal laws and regulations. If an Inservice Distribution was made to a Participant within eighteen months

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          prior to the Event of Distribution for which payments are to be made under this paragraph 6(a)iii), then the Board may, in its sole discretion, pay the Phantom Share Award in five (5) substantially equal installments, with the first installment to be made one (1) year after the occurrence of the Event of Distribution.

               In no event, however, shall payment of a Phantom Share Award Account exceed the "Maximum Award". The Maximum Award shall be defined as 40 times a Participant's final annual compensation, including base compensation and bonus, for the fiscal year immediately prior to the year in which the payment is made (the
          "Preliminary Maximum Award").   Final annual compensation shall
          for this purpose include any amounts deferred by the Participant into a qualified retirement plan, into a deferred compensation plan or contributed to a cafeteria plan established under the provisions of Section 125 of the Internal Revenue Code. The Maximum Award shall be adjusted to recognize the length of service of the Participants. The Maximum Award shall assume a Participant has been employed for 10 years. The Maximum Award shall be adjusted by a percentage determined as follows: the numerator of the percentage shall be the number of 12 consecutive month periods of employment with a Participating Entity and the denominator shall be 10. The Preliminary Maximum Award shall be multiplied by this fraction in order to determine the actual Maximum Award applied hereunder.

               iv) WITHHOLDING TAXES. In connection with each installment pursuant to an Event of Distribution or Inservice Distribution, the Company shall have the right to require the Participant to remit the Company an amount sufficient to satisfy federal, state and local withholding tax requirements. Alternatively, the Company may, in its sole discretion, elect to make such installment payments net of any amount sufficient to satisfy federal, state and local withholding tax requirements.

               v) DISTRIBUTION EQUIVALENT. The holder of a Phantom Share Award shall be entitled to have his or her number of Phantom Share Awards increased by a number equal to the product of multiplying Distributions Per Share times the number of Phantom Share Awards credited to such person's Account as of the beginning of the fiscal year, then dividing this product by the Equity Value Per Share as of the end of the fiscal year.

               vi) TRANSFER/LEAVE OF ABSENCE. For Plan purposes, a transfer of any Participant from the Company to another Pohlad Companies' subsidiary or vice-versa, or a leave of absence duly authorized by the Company shall not be deemed a termination of employment or a break in the vesting period. In the event of a transfer, the Participant's Phantom Share Awards shall be frozen and shall be credited with interest at the rate set out in paragraph 6(iii) from the date of transfer until the occurrence of an Event of Distribution (in which case the name of the subsidiary shall be substituted for the Company in Paragraph 2(p)(iii)). In the case of any Participant on an approved leave of absence, the Board or its delegatee may make such provision respecting continuance of the Phantom Share Award while on leave from the employ of the Company as it may deem appropriate.

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               vii) ISSUANCE OF SHARES.  With respect to Phantom Share
          Awards which the Board decides, in its sole discretion, to pay in Common Stock, the Company shall, without transfer or issue tax to the person entitled to receive the shares, deliver to such person a certificate or certificates for a percentage of Common Stock equal to the number of the Phantom Share Awards in the Participant's Account (as of the last preceding Determination
          Date) divided by the total Deemed Shares Outstanding on the last preceding Determination Date. Contemporaneous with the delivery of such certificates to the Participant, the Participating Entity and the Participant shall enter into a buy/sell agreement related to Participant's shares of Common Stock which agreement shall be agreed to by Participant and the Participating Entity.

              viii) COVENANT NOT TO COMPETE/NON-SOLICITATION. Each Participant shall be subject to a non-compete and non-solicitation restriction in consideration of the grant of a Phantom Share Award. During the Participant's employment with the Company and for a period of three (3) years after an Event of Distribution, the Participant shall not directly or indirectly, within any franchise territory of the Company in which the Company distributes beverage products on the date of an Event of Distribution, engage in any activities that compete with the Company. An activity shall be considered competitive with the Company if said activity directly or indirectly competes with Company's business as it is conducted during the term of this Agreement, including without limitation, the distribution of beverage products.

               During the course of Participant's employment with the Company and for a period of three (3) years after an Event of Distribution, Participant will not cause or attempt to cause any existing or prospective customer, client or account to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Company.

               During the course of Participant's employment with the Company and for a period of three (3) years after an Event of Distribution, Participant will not directly or indirectly employ or conspire with others to employ any of Company's salaried or hourly employees that have been employed by Company during the one (1) year period prior to Participant's Event of Distribution. The term "employ" for purposes of this paragraph means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent, or otherwise.

               Participant shall inform any new employer or other person or entity with whom Participant enters a business relationship during the three (3) year period after an Event of Distribution, before accepting employment or entering the business relationship, of the existence of this Agreement and give such employer, person or other entity a copy of this Section 6(viii).

               ix) CLAIMS PROCEDURE. The Board shall establish a claims and claims review procedure for Participants.

     7. INSERVICE DISTRIBUTION. A Participant who remains actively employed and who has not incurred any of the Events of Distribution set forth in subparagraphs 2(q)i)-v) may elect to receive one or more Inservice

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Distribution(s) for an aggregate of not more than 30% of the Phantom Shares which have been awarded to that Participant. In order to receive such a distribution the Participant must deliver a written request to the Board setting forth the desired date of distribution and the number of Phantom Shares the Participant seeks to have distributed. Distributions will be in cash within sixty (60) days after delivery of the written request. The value of each Phantom Share being distributed shall be determined according to the increase in the Equity Value Per Share over the Phantom Share Award Base Value per share from the date of the grant until the Event of Distribution defined in paragraph 2(q)vi). A Participant shall only be entitled to exercise this right to the extent he or she is vested in the Phantom Shares. Distribution of Phantom Shares or their equivalent value under this provision shall extinguish all rights and interest in those Phantom Shares distributed.

     8. CONVERSION OR DEFERRAL PROVISIONS. The Board may convert a Participant's Account to Common Stock or to defer any payment currently due to such time that there are funds that exceed the current need for additional capital of the Company and/or to repay any debt obligations resulting from a requirement to add any capital to the Company. The number of shares of Common Stock to be issued will be determined as set out in Section 6(vii). The Board, in its sole discretion, may also determine whether and under what circumstances Phantom Share Awards may be settled in cash or Common Stock or whether an award payable under the Plan shall be deferred either automatically or upon the discretion of the Board. Conversion and deferral rights shall not apply to Events of Distribution set forth in subsection 2(q)vi).

     9. ADJUSTMENTS. In order to simplify the administration of this Plan, it is intended that adjustments for the acquisition of additional operating businesses be made in a manner which in the Board's opinion, is representative of a pro forma full year operation for the acquired business. This simplification rule applies to but is not limited to Equity Value Per Share, Deemed Shares Outstanding and Distributions Per Share.

     10. WITHHOLDING TAXES. Whenever, under the Plan, shares of Common Stock are to be issued in satisfaction of Phantom Share Awards granted thereunder, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy Federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. The Company may, in its sole discretion, determine that a Participant may elect to have his or her requirement under this Section satisfied by having the Company withhold shares otherwise issuable pursuant to the Plan having a fair market value equal to the tax liability. Whenever, under the Plan, payments are to be made in cash, such payment shall be net of an amount sufficient to satisfy Federal, state and local withholding tax requirements.

     11. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable and such arrangements may be either generally applicable or applicable only in specific cases.

     12. EMPLOYMENT RELATIONSHIP. Nothing in the Plan or any award made thereunder shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, with or without cause, nor confer upon any Participant any right to continue in the employ of the Company.

     13. RIGHTS AS A SHAREHOLDER. The holder of a Phantom Share Award shall have no rights as a shareholder with respect to any Common Stock unless and until the date of issuance of a stock certificate to him or her for such Common Stock.

     14. NONASSIGNABILITY OF AWARDS. No awards made hereunder shall be assignable or transferable by the recipient except by will or by the laws of descent and distribution and as otherwise consistent with the specific Plan provisions relating thereto.

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     15.  AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN.  The Board may at
any time amend, alter, suspend, or discontinue the Plan by written action, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent.

     16. GOVERNING LAW. Except where superseded by federal law, this Plan shall be construed, administered, and governed by the laws of the State of Minnesota.

     17. SEVERABILITY. If any portion or provision of this Plan shall be deemed invalid or unenforceable, in whole or in part, than such provision or portion shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Plan, as the case may require, and this Plan shall be construed and enforced to the intent permitted by federal and Minnesota law, as if so modified or restricted, or as if such provision or portion had not been originally incorporated herein, as the case may be.

     18. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective as of January 1, 1994. The Plan was amended and restated as of December 31, 1997.


                              DELTA BEVERAGE CROUP, INC.



                              By:      /s/ Robert C. Pohlad
                                  ------------------------------
                                       Robert C. Pohlad
                                      Its: Chief Executive Officer